Exhibit 99.1

FOR IMMEDIATE RELEASE
Kelly Services® Expands into Latin America
Brazil Staffing Company Acquired
TROY, Mich. (November 16, 2011) — Kelly Services, Inc. (NASDAQ: KELYA, KELYB) today announced the acquisition of Tradição Tecnologia e Serviços Ltda, a top national service provider in Brazil. This acquisition strengthens Kelly’s presence in the Brazilian market, enabling the Company to address the increasingly complex talent needs of clients and multinational organizations with operations in Brazil.
Terms of the agreement were not disclosed. In addition to Tradição’s headquarter office in Sao Paulo, the acquisition includes 12 branch locations throughout Brazil. Besides traditional temporary staffing services, Tradição’s service offerings include permanent placement, executive search, and training. As a part of the transaction the founders, Pedro Caldas and Sergio Valentim, will remain on for a transition period, reporting to Sergio Gomez, Vice President and General Manager for Kelly Services operations in Latin America.
The acquisition underscores a successful relationship between both companies, and creates a stronger competitive position in Brazil, a pivotal BRIC country. Both Tradição and Kelly® were founded on strong traditions of integrity, quality, and professional excellence. In addition, each company shares a similar operating philosophy of offering a comprehensive array of global workforce solutions to customers while providing desirable jobs for employees.
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“This acquisition extends Kelly’s global reach in a very robust and emerging economic market,” said Michael Webster, Executive Vice President and General Manager, Americas, Kelly Services. “We look forward to providing clients with customized staffing and workforce solutions, and introducing our broad array of professional and technical service offerings to the Brazilian market.”
“Kelly’s experience and reach into professional and technical talent will provide employment options for degreed, experienced talent across a variety of industries, from science and IT to engineering and finance,” said Pedro Caldas.
“We are very excited to be joining the Kelly Services organization,” said Sergio Valentim. “Kelly’s reputation, industry experience, and breadth of service offerings enable us to better address the expanding talent needs of our customers.”
About Tradição
Tradição was founded in 1988 and is headquartered in São Paulo. For more than 20 years, the company has provided talent solutions such as temporary staffing, permanent placement, executive search, and training to companies throughout Brazil. Tradição is currently listed as a top national service provider in Brazil. Visit www.tradicao.com.br and connect with us on Facebook and Twitter.
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About Kelly Services
Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a leader in providing workforce solutions. Kelly offers a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire and direct-hire basis. Serving clients around the globe, Kelly provides employment to more than 530,000 employees annually. Revenue in 2010 was $5 billion. Visit www.kellyservices.com and connect with us on Facebook, LinkedIn, & Twitter.
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Media and Analyst Contact:

Jane Stehney	Carla Rebelo
Kelly Services, Inc.	Tradicao
(248) 244-5630	+55 11 3886-4354
Jane_stehney@kellyservices.com	Carla.rebelo@tradicao.com.br